Exhibit 99.1
NEWS RELEASE
COURT GRANTS RAMBUS SUPPLEMENTAL DAMAGES IN HYNIX CASE AND
ORDERS NEGOTIATION OF COMPULSORY LICENSE
Denies Rambus request for injunctive relief
LOS ALTOS, Calif. — February 23, 2009 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today announced that the U.S. District Court for the Northern District of California has granted its request for supplemental damages following an earlier jury verdict finding nine Rambus patents valid and infringed by Hynix SDRAM products. According to the order, Hynix is to pay Rambus royalties of 1% for SDR SDRAM products and 4.25% for DDR SDRAM products made, used, or sold in the United States after December 31, 2005. DDR SDRAM products include DDR SDRAM, DDR2 SDRAM, DDR3 SDRAM, GDDR SDRAM, GDDR2 SDRAM, GDDR3 SDRAM, and DDR SGRAM. These supplemental damages are in addition to those previously awarded in the amount of $133M for Hynix’s infringement through December 31, 2005.
While the Court denied Rambus’ request for injunctive relief, it did order Rambus and Hynix to negotiate the terms of a compulsory license to allow Hynix to continue to make, use, and sell SDR SDRAM and DDR SDRAM products.
“We are pleased with the Court’s order of supplemental damages,” said Tom Lavelle, senior vice president and general counsel at Rambus. “We believe any compulsory license between the two parties must fairly compensate Rambus for Hynix’s ongoing use of our patented inventions.”
The case with Hynix was originally filed by Hynix against Rambus in August 2000. Judge Whyte split the case into three separate phases with Rambus prevailing in all three phases. Cases are still pending against Hynix, Nanya, Micron, and Samsung in the Northern District of California.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ innovations and solutions enable unprecedented performance in computing, communications, and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as a range of leadership and industry-standard memory solutions. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.
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Rambus Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com